UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

CANNAE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

CARRONADE CAPITAL MASTER, LP

CARRONADE CAPITAL MANAGEMENT, LP

CARRONADE CAPITAL GP, LLC

CARRONADE CAPITAL MANAGEMENT GP, LLC

DAN GROPPER

MONA ABOELNAGA

BENJAMIN C. DUSTER, IV

DENNIS A. PRIETO

CHÉRIE L. SCHAIBLE

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Carronade Capital Master, LP (“Carronade”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of Carronade’s slate of four director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Cannae Holdings, Inc., a Nevada corporation (the “Company”). Carronade intends to file a supplement to its definitive proxy statement including certain additional information on the Annual Meeting.

Item 1: On November 6, 2025, Carronade posted the following material to social media:

Improve Cannae
@ImproveCannae

Cannae shareholders are suffering. Carronade sees an opportunity to unlock substantial shareholder value if shareholders take decisive action now. Vote GOLD! Learn more at ImproveCannae.com

Vote Gold
& Recover Value
at Cannae
CNNE Share Price Potential
$28+
$18.31*
CNNE Status Quo
Carronade's Proposed Plan
*Stock price per Bloomberg as of 9/30/2025

10:40 AM · Nov 6, 2025 · 6 Views

improve.cannae

Vote Gold
& Recover Value
at Cannae
CNNE Share Price Potential
$28+
$18.31*
CNNE Status Quo
Carronade's Proposed Plan
*Stock price per Bloomberg as of 9/30/2025

improve.cannae Cannae shareholders are suffering. Carronade sees an opportunity to unlock substantial shareholder value if shareholders take decisive action now. Vote GOLD! Learn more at the link in our bio.

38 minutes ago

Improve Cannae · Follow
31m ·

Cannae shareholders are suffering. Carronade sees an opportunity to unlock substantial shareholder value if shareholders take decisive action now. Vote GOLD! Learn more... See more

Vote Gold
& Recover Value
at Cannae
CNNE Share Price Potential
$18.31*
CNNE Status Quo
$28+
Carronade's Proposed Plan
*Stock price per Bloomberg as of 9/30/2025

Like Comment Share

Item 2: Also on November 6, 2025, Diligent published an article, which was posted on Diligent’s website and included the following quote from Carronade:

In a statement to Diligent Market Intelligence, the activist disputed the figures issued by the company: “Carronade’s perspective is that this statistic is misleading to shareholders, as it is only a 9% improvement to a still unacceptable 35% discount and some of that narrowing came from Carronade building out its position and after it went public.”

Source: Diligent. Diligent is not a party to and has not endorsed Carronade’s proxy solicitation and has not consented to the use of the article in Carronade’s proxy solicitation.

Item 3: Also on November 6, 2025, 13D Monitor published the November 2025 issue of The Activist Report, which was posted on 13D Monitor’s website and included the following quotes from Dan Gropper, Managing Partner and Chief Investment Officer of Carronade Capital Management, LP:

13DM// How does Carronade’s significant investment in Cannae Holdings illustrate what you look for in a company?

DG// Our underlying thesis in Cannae is that its significant discount to NAV could be substantially reduced if the company’s portfolio were properly managed for the benefit of shareholders rather than for the benefit of management. We believe Cannae trades at a substantial discount to NAV because management and the board of directors have squandered hundreds of millions of dollars in value over a period of several years, while at the same time richly rewarding Founder, former CEO and Vice Chairman Bill Foley and his entrenched board. We believe Carronade’s four truly independent nominees can help act as stewards of these assets, improve governance and create a check on Foley’s non-arm’s length transactions, leading to a significant shrinkage of the discount to NAV.

In Cannae, we see an opportunity to create value through activism. That value creation opportunity is not correlated to the performance of any business or the direction of markets, but rather correlated to our ability to execute on our strategy, which is an attractive profile for us.

13DM// You have the Cannae Holdings annual meeting scheduled for December 12th where you nominated four directors in what seems to be heading towards your first proxy contest, what outcomes would you consider a success?

DG// Cannae is deeply in need of fresh perspectives to boost shareholder returns, close its discount to NAV and instill accountability. Years of mismanagement (including management and board enrichment) and egregious corporate governance practices are long overdue to be addressed. We would consider a successful outcome the election of our independent, highly qualified nominees.

We originally approached Cannae privately and in good faith to seek a consensual solution. Management would not engage on any substantive improvements to governance that we felt necessary to drive value. In fact, between scheduled settlement discussions with the company, the board saw fit not to reach a deal and instead increased Mr. Foley’s compensation by tens of millions of dollars without any rhyme or reason, triggered by events that were completely within his own control and provide for accelerated equity vesting for its current directors if they fail to be re-elected by shareholders. It was one of the most egregious episodes of corporate misconduct that I have witnessed in my career.

Source: 13D Monitor. 13D Monitor is not a party to and has not endorsed Carronade’s proxy solicitation and has not consented to the use of the article in Carronade’s proxy solicitation.

Item 4: Also on November 6, 2025, Carronade posted the following material and updates to www.ImproveCannae.com: